AMENDMENT TO
AMENDED AND RESTATED
BY-LAWS OF
JOHN HANCOCK OPEN-END FUNDS
AND
JOHN HANCOCK BANK AND THRIFT OPPORTUNITY FUND
JOHN HANCOCK TAX-ADVANTAGED GLOBAL SHAREHOLDER YIELD FUND

As Amended: March 11, 2008
     Trustees. The By-laws Article addressing Trustees be and it hereby is amended to add a new final section as follows:
     Retirement Age. That the retirement age for Trustees shall be seventy two and that therefore each Trustee shall retire from service on December 31 of the year in which he or she reaches his or her seventy-second birthday.